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                        SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C.  20549

                                    FORM 11-K

                                  ANNUAL REPORT
                        Pursuant to Section 15(d) of the
                         Securities Exchange Act of 1934

     [x] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
         SECURITIES EXCHANGE ACT OF 1934.
         For the fiscal year ended December 31, 1998

                                       OR

     [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
         SECURITIES EXCHANGE ACT OF 1934.

         For the transition period from ________ to ________
         Commission file number     1-8570

     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                    CIRCUS CIRCUS EMPLOYEES' PROFIT SHARING AND
                                 INVESTMENT PLAN

     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                    CIRCUS CIRCUS ENTERPRISES, INC.
                    3950 Las Vegas Boulevard South
                    Las Vegas, Nevada  89119-1000
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In accordance with General Instruction A to Form 11-K, the Plan, which is subject to the Employee Retirement Income Security Act of 1974, will, by amendment to this report, file the Financial Statements and schedules required to be included herein within 180 days after the Plan's fiscal year end.

                                  SIGNATURES

THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this Annual Report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Circus Circus Enterprises, Inc.,
                              as Plan Administrator of the
                              Circus Circus Employees' Profit
                              Sharing and Investment Plan

                           By GLENN SCHAEFFER
                              --------------------------------------
                              Glenn Schaeffer
                              President, Chief Financial Officer
                              and Treasurer

March 25, 1999